ITEM 77Q(iv) - COPIES OF ANY NEW OR AMENDED REGISTRANT INVESTMENT
ADVISORY CONTRACTS



SCHEDULE A
TO THE INVESTMENT ADVISORY AGREEMENT
DATED
AS OF MAY 1, 2001
AS AMENDED AND RESTATED AS OF AUGUST 1, 2002

BETWEEN
THE HUNTINGTON FUNDS AND
HUNTINGTON ASSET ADVISORS, INC.

Fund Name	Compensation	Date
Huntington Dividend Capture Fund	Annual rate of seventy-five one
hundredths of one percent (0.75%) of the Huntington Dividend Capture
Fund's average daily net assets.	March 1, 2001

Huntington International Equity Fund	Annual rate of one percent
(1.00%) of the Huntington International Equity Fund's average daily
net assets.	March 1, 2001

Huntington Mid Corp America Fund	Annual rate of seventy-five one
hundredths of one percent (0.75%) of the Huntington Mid Corp America
Fund's average daily net assets.	March 1, 2001

Huntington New Economy Fund	Annual rate of eighty-five one hundredths
of one percent (0.85%) of the Huntington New Economy Fund's average
daily net assets.	March 1, 2001

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Huntington Rotating Index Fund 	Annual rate of fifty one hundredths
of one percent (0.50%) of the Huntington Rotating Index Fund's average
daily net assets.	May 1, 2001

Huntington Situs Small Cap Fund	Annual rate of seventy-five
hundredths of one percent (0.75%) of the Huntington Situs Small Cap
Fund's average daily net assets.	August 1, 2002



THE HUNTINGTON FUNDS			HUNTINGTON ASSET ADVISORS, INC.

By:  /s/ James E. Ostrowski		By:  /s/ Ronald Corn

Title:  Vice President		By:  Chief Compliance Officer



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